EXHIBIT 16
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WEINICK SANDERS LEVENTHAL & CO., LLP
                                             1515 BROADWAY
                                  NEW YORK, NEW YORK 10036
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September 6, 2000
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Mr. Michael Trotta
Silver Star Foods, Inc.
PO Box 340487
Brooklyn, New York 11234
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Dear Mr. Trotta:
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As per your request, we are furnishing this letter to Silver
Star Foods, Inc. (the "Company") to clarify our
understanding as to the Company's reason for changing auditors. We were apprised of management's decision to change auditors on or about December 28, 1999. It was and is our understanding that the change was solely as a result of fee matters relating to services to be provided to the Company on an ongoing basis.
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We concur with the Company's beliefs that, for the fiscal
years ended March 31, 1996, 1997 and 1998, Silver Star
Foods, inc. and our firm did not have any disagreement on
any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of this firm would have caused us to make reference in connection with our report on the Company's financial statements to the subject matter of the disagreement.
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Our reports on the Company's financial statements for the
years ended March 31, 1996, 1997 and 1998 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for our uncertainties about the Company's ability to continue as a going concern.
During those periods, we were not aware of any "reportable events" within the meaning of Item 304(a)(1) (v) of regulation S-K promulgated under the Securities Act of 1933.
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Very truly yours,
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/s/ Weinick Sanders Leventhal & Co., LLP
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    Weinick Sanders Leventhal & Co., LLP